                                                   [LOGO OF METRO-GOLDWYN-MAYER]
CABLEVISION

     RAINBOW

FOR IMMEDIATE RELEASE
---------------------

                              Contacts:  Charles Schueler/Cablevision

                                         516-803-1013
                                         Chris Levesque/Rainbow
                                         516-803-5136

                                         Craig Parsons/MGM
                                         310-449-3660

        CABLEVISION SYSTEMS CORP. AND METRO-GOLDWYN-MAYER ANNOUNCE MGM
              PURCHASE OF 20% STAKE IN RAINBOW NATIONAL NETWORKS:
                 AMC, BRAVO, IFC and WE: WOMEN'S ENTERTAINMENT

Bethpage, New York & Santa Monica, Ca, February 1, 2001 - Cablevision Systems Corporation (NYSE:CVC) and Metro-Goldwyn-Mayer Inc. (NYSE: MGM) announced today an agreement for MGM to acquire a 20% ownership interest in four of Rainbow Media's successful national cable networks - American Movie Classics (AMC), Bravo, The Independent Film Channel (IFC) and WE: Women's Entertainment (formerly Romance Classics) for $825 million in cash.

Cablevision Systems Corporation President and CEO James Dolan stated: "MGM is synonymous with entertainment and its film library is unparalleled. This partnership will provide an opportunity to enhance Rainbow's networks, particularly as we move these channels into the digital era. We look forward to developing new opportunities and enjoying a long and growing relationship between companies," Mr. Dolan continued.

Alex Yemenidjian, MGM chairman and chief executive officer said: "This is the first step in MGM's vertical integration strategy in the United States, and it would be a mistake to assume that it will be the last. Among many other advantages, our interest in these cable channels significantly diversifies our sources of revenue."

Rainbow Media Holdings, Inc., which manages national and regional cable networks, is 74% owned and operated by Cablevision. NBC owns a 26% interest in Rainbow. After the closing of the MGM transaction, Rainbow will continue to manage its programming networks. The transaction is expected to close within the next two months.

American Movie Classics (AMC), launched in 1984, is the nation's first and leading classic film channel. Available to more than 73 million households, AMC features classic, unedited, uncolored films produced between the 1930s and 1980s, and produces a diverse blend of original programming, including series, specials and mini-documentaries. AMC is one of cable's top ten networks in terms of distribution and ratings.

                                    -more-

Page 2 - MGM/Cablevision release

Bravo is the home to creativity on television, and the first service dedicated to film and the performing arts. Launched in 1980, Bravo is now available in 57 million households. Its schedule features original programming, feature films, theater, dance, music and documentaries.

The Independent Film Channel (IFC) is the first network dedicated to films developed outside of the Hollywood studio system. Available in 40 million households, IFC was launched in 1994 with the support of its Advisory Board, which includes Martin Scorsese, Robert Altman, Spike Lee, Tim Robbins and Jodie Foster.

WE: Women's Entertainment (formerly Romance Classics) features a mix of popular films, original series and topical specials created especially for and by women. Available in 33 million households, WE: Women's Entertainment helps women reconnect, refocus and rediscover the issues that are most important to them.

Metro-Goldwyn-Mayer Inc. is actively engaged in the worldwide production and distribution of entertainment production, including motion pictures (such as the highly anticipated Hannibal opening, February 9th), television programming, home video, interactive media, and music licensed merchandise. The Company owns the largest modern film library in the world, consisting of more than 4,100 titles. Its operating units include MGM Pictures, United Artists Films, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Home Entertainment, MGM Consumer Products, MGM Interactive, and MGM.com. For more information on MGM, visit MGM online at http://www.mgm.com.

Cablevision Systems Corporation is one of the nation's leading entertainment, media and telecommunications companies. In addition to its broadband, cable, Internet and telephone offerings, the company owns and operates Rainbow Media Holdings, Inc. and its networks; Madison Square Garden and its teams; Clearview Cinemas and The Wiz consumer electronics chain. In addition, Cablevision operates New York's famed Radio City Music Hall.

Since 1980, Rainbow Media Holdings, Inc. has been at the forefront of innovation in cable programming. Rainbow owns and manages American Movie Classics, WE:
Women's Entertainment, Bravo, IFC, MuchMusic USA, Rainbow Sports, News 12 Networks and MetroChannels as well as the Rainbow Advertising Sales Corporation and Rainbow Network Communications. In addition, Rainbow is a fifty-percent partner in FOX Sports Net.

This news release contains forward-looking statements that are based upon the companies' estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the company's product achieve customer acceptance, future business decisions, and other factors, including those described in the companies' filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the companies. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the companies or any other person that the companies' objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities of the companies.

                                      ***